Exhibit 3.14
AMENDED ARTICLES OF INCORPORATION
Honorable Rebecca McDowell
Cook Secretary of State
State of Missouri
Post Office Box 778
Jefferson City, MO 65102
     Pursuant to the provisions of the General and Business Corporation Law of Missouri, Bald Eagle Enterprises, Inc., hereby certifies the adoption of the following Amended Articles of Incorporation, the same having been approved by the unanimous written consent of all of the Shareholders holding all of the One Thousand (1,000) issued and outstanding common shares of Bald Eagle Enterprises, Inc., on the 29th day of December, 1997:
ARTICLE I
     The name of the corporation is Bald Eagle Enterprises, Inc. ARTICLE II
     The address, including street and number of the corporation’s registered office in this state is I11 West Broadway, Bolivar, Missouri, and the name of its registered agent at such address is Kerry D. Douglas.
ARTICLE III
     The purpose of the corporation is amended from that described in Article IX of the Articles of Incorporation. The amended purpose of the corporation is to engage in any lawful act or activity anywhere for which corporations may be organized under the General and Business Corporation Law of Missouri.
ARTICLE IV
     The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 5,500, divided into two classes as follows:
          (i) 3,000 shares of a class designated as Common Stock, with $10.00 par value per share; and
          (ii) 2,500 shares of a class designated as Preferred Stock, with $1.00 par value, consisting of a single series designated as Series A Preferred Stock.
     The voting powers, designations, preferences, qualifications, limitations, restrictions and special or relative rights in respect of each class and series of stock are as follows:

     (A) Common Stock. The holders of shares of Common Stock shall be entitled (i) to vote on all matters at all meetings of the stockholders of the corporation on the basis on one vote for each share of Common Stock held of record; (ii) subject to any preferential dividend rights applicable to the Preferred Stock, to receive such dividends as may be declared by the Board of Directors; and (iii) in the event of the voluntary or involuntary liquidation or winding up of the corporations, after distribution in full of any preferential amounts to be distributed to holders of shares of Preferred Stock, to receive all of the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
     (B) Series A Preferred Stock. The holders of shares of Series A Preferred stock shall be entitled to the following powers, rights and preferences in respect of the Series A Preferred Stock:
          1. Dividends. The holders of outstanding shares of Series A Preferred Stock shall not be entitled to receive dividends or distributions of any kind or nature.
          2. Liquidation Rights.
          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, before any payment or distribution shall be made to the holders of any other class or series of stock of the corporation other than Liquidation Parity Stock (as hereinafter defined) (“Junior Stock”), subject to the rights of creditors, the holders of outstanding shares of Series A Preferred stock shall be entitled to be paid out of the assets of the corporation available for distribution to stockholders, an amount per share in cash equal to the sum of $1,000 (the “Liquidation Price”), at the time of such liquidation, dissolution or winding up of the affairs of the corporation. The series A Preferred stock shall rank on parity with all other preferred stock of the corporation as to liquidation, dissolution or winding up (“Liquidation Parity Stock”). After the payment of the setting apart for payment of amounts so payable to the holders of the Series A Preferred Stock and the Liquidation Parity Stock, the remaining assets shall be available for distribution to the holders of Junior Stock according to their respective rights and priorities.
          (b) If, upon any liquidation, dissolution or winding up of the affairs of the corporation, either voluntarily or involuntarily, the assets of the corporation available for distribution to the holders of outstanding shares of Series A Preferred Stock and any outstanding Liquidation Parity Stock shall be insufficient to permit the payment in full of the respective liquidation preferences of the Series A Preferred Stock and Liquidation Parity Stock, then such assets of the corporation available for distribution shall be distributed among the holders of the Series A Preferred Stock and Liquidation Parity Stock ratably in accordance with the respective amount which would be payable on the Series A Preferred Stock and Liquidation Parity Stock if all amounts payable thereon were paid in full.
          3. Voting Rights. Except as otherwise provided by the General and Business Corporation Law of Missouri, the holders of the outstanding shares of Series A Preferred Stock shall not be entitled to vote or otherwise consent to any matter requiring the vote or consent of the stockholders of the corporation under the laws of the State of Missouri.
          4. Redemption Right.
          (a) The corporation shall have the continuing right, commencing on January 1, 1999, to redeem the shares of Series A Preferred Stock issued by the corporation at a price per share in cash equal to the sum of $1,000 (the “Redemption Price”).
          (b) Notice of any redemption, specifying the date fixed for said redemption and the place where the Redemption Price is payable, shall be mailed, postage prepaid, at least ten days but not more than sixty days prior to said redemption date to each holder of record of Series A Preferred Stock to be redeemed at his address as the same shall appear on the books of the corporation. If less than all the shares of the Series A Preferred Stock owned by such holder are then to be redeemed, (i) the notice shall specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares, and (ii) upon surrender of the certificate or certificates representing shares of Series A Preferred Stock being so redeemed the corporation shall issue to the holder of such certificate or certificates a new certificate representing the balance of the shares covered by such surrendered certificate of certificates not being so redeemed. IF such notice of redemption shall have been so mailed and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the corporation separate and apart from its other funds, in trust for the account of the holders of the shares so to be redeemed, so as to be and continue to be available therefor, then, on and after said redemption date, notwithstanding that any certificate for shares of the Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series A Preferred Stock to called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the Redemption Price. Each holder of Series A Preferred Stock being redeemed shall be entitled to receive the Redemption Price, without interest, upon surrender for cancellation of the certificate of certificates representing the shares being redeemed.
          5. Right to Require Redemption.
          (a) Each holder of Series A Preferred Stock shall have the continuing right, commencing on January 1, 1999, at such holder’s option, to require the corporation to purchase , and upon the exercise of such right the corporation shall purchase, all or an y part of such holder’s shares of Series A Preferred Stock, at the Redemption Price.
          (b) Notice of the exercise by such holder of the right to require such redemption, specifying the date fixed for said redemption, shall be mailed, postage prepaid, at least thirty days but not more than sixty days prior to said redemption date to the corporation at its principal place of business or to such other address given by the corporation to the holders of Series A Preferred Stock from time to time. Except as otherwise agreed by the corporation, the Redemption Price shall be payable at the principal place of business of the corporation. If less than all the shares of the Series A Preferred Stock owned by any holder are then to be redeemed, (i) the notice shall specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares, and (ii) upon surrender of the certificate or certificates representing g shares of Series A Preferred Stock being so redeemed the corporation shall issue to the holder of such certificate or certificates a new certificate representing the balance of the shares covered by such surrendered certificate of certificates not being so redeemed. If such notice of redemption shall have been so mailed and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the corporation separate and apart from its other funds, in trust for the account of the holders of the shares so to be redeemed, so as to be and continue to be available therefor, then, on and after said redemption date, notwithstanding that any certificate for shares of the Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series A Preferred Stock so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the R P. Each holder of Series A Preferred Stock being redeemed shall be entitled to receive the Redemption Price, without interest, upon surrender for cancellation of the certificate of certificates representing the shares being redeemed.
          6. Reacquisition. Shares of Series A Preferred Stock which have been issued and reacquired or redeemed by the corporation in any manner shall be canceled and shall not be reissued, and the stated capital of the corporation shall be reduced in accordance with the General and Business Corporation Law of Missouri.
          7. Certificate Legend. Each certificate which evidences a share or shares of Series A Preferred Stock shall contain on its face the following legend:
“THE SHARES OF SERIES A PREFERRED STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER FEDERAL OR STATE SECURITIES LAWS AND NO SUCH SHARES MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER THE APPLICABLE STATE SECURITIES LAWS.”

ARTICLE V
     The Board of Directors of the corporation is authorized and empowered to adopt, amend or repeal any or all of the bylaws of the corporations, subject to the power of the stockholders of the corporation to make, alter or repeal any or all of the bylaws of the corporation. The number of directors of the corporation is two (2).
ARTICLE VI
     (A) Elimination of Certain Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the General and Business Corporation Law of Missouri, or (iv) for any transaction from which the director derived an improper personal benefit. If the General and Business Corporation Law of Missouri is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the corporation shall be limited or eliminated to the fullest extend permitted by the General and Business Corporation Law of Missouri, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
     (B) Indemnification and Insurance.
          1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, office, employee or agent of another corporation of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General and Business Corporation Law of Missouri, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 below, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; Drovided, however, that, if the General and Business Corporation Law of Missouri requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.
     2. Right of Claimant to Bring Suit. If a claim under paragraph 1 above is paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition when the required undertaking, if a ny is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General and Business Corporation Law of Missouri to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation . Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General and Business Corporation Law of Missouri, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     3. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     4. Insurance. The corporation may at its option maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General and Business Corporation Law of Missouri.

ARTICLE VII.
     The duration of the corporation is perpetual.
ARTICLE VIII.
     The name and address of the incorporator having filed the Articles of Incorporation with the Missouri Secretary of State is John W. Kallenbach, 111 W. Broadway, Bolivar, Missouri.
ARTICLE IX.
     The authority to adopt, repeal, or amend the By-Laws of the corporation is hereby vested in the Board of Directors of the corporation.
     IN WITNESS WHEREOF, these Amended Articles of Incorporation have been signed this 29th day of December, 1997.

/s/ Frank Follis
Frank Follis, President
Attest

/s/ Marilyn Follis Marilyn Follis, Secretary

STATE OF MISSOURI	)
)
COUNTY OF POLK	)
     I, Janice L. Doty, a Notary. Public, do hereby certify that on the 29th day of December, 1997, personally appeared before me Frank Follis, who being by me first duly sworn, declares that he is the person who signed the foregoing document as incorporator/president and the statements therein contained are true.

/s/ Janice L. Doty
Janice L. Doty
Notary Public My Commission Expires Jan. 15, 1998